EXECUTION VERSION

FIRST AMENDMENT TO INDENTURE OF MORTGAGE AND TO THE SIXTEENTH, EIGHTEENTH AND TWENTIETH SUPPLEMENTAL INDENTURES

FIRST AMENDMENT TO INDENTURE OF MORTGAGE AND TO  THE SIXTEENTH, EIGHTEENTH AND TWENTIETH SUPPLEMENTAL INDENTURES (this "Amendment") dated as of January 18, 2017, amending that certain (i) Indenture of Mortgage, dated as of July 1, 1961 (as further supplemented or otherwise modified from time to time, the "Indenture"),  made by and between ARTESIAN WATER COMPANY, INC. (successor to Artesian  Resources  Corporation,  formerly  named "Artesian  Water Company,"  under the Indenture hereinafter referred to), a corporation organized and existing under the laws of the State of Delaware (hereinafter, the "Company"), and WILMINGTON TRUST COMPANY, a Delaware trust company (hereinafter, the "Trustee"), (ii) Sixteenth Supplemental Indenture, dated as of January 31, 2003, made by and between the Company and the Trustee (the "Sixteenth Supplemental Indenture"), (iii) Eighteenth Supplemental Indenture, dated as of August 1, 2005, made by and between the Company and the Trustee (the "Sixteenth Supplemental Indenture") and (iv) Twentieth Supplemental Indenture, dated as of December 1, 2008, made by and between the Company and the Trustee, as amended by that certain Twenty-First Supplemental Indenture, dated as of November 20, 2009, made by and between the Company  and the Trustee (as so amended, the "Twentieth Supplemental Indenture"; the Sixteenth Supplemental Indenture, the Eighteenth Supplemental Indenture and the Twentieth Supplemental Indenture, each individually a "Remaining Supplemental Indenture" and  collectively the "Remaining Supplemental Indentures").

WHEREAS, the parties desire to amend the Indenture and the Remaining Supplemental
Indentures as provided herein;

WHEREAS, pursuant to Section 14.06 of the Indenture, holders of sixty-six and two- thirds percent in principal amount or more of the Bonds at the time outstanding and entitled to vote upon such amendment and affected by such amendment, have consented to the amendment to the Indenture as provided herein, and holders of sixty-six and two-thirds percent in principal amount or more of the Bonds at the time outstanding and entitled to vote upon such amendment and affected  by such amendment,  have consented  to the amendment to the Remaining Supplemental Indentures as provided herein;

NOW, THEREFORE, in consideration of the premises and agreements contained herein and notwithstanding anything to the contrary set forth in the Indenture, the undersigned parties hereby agree as follows:

ARTICLE I AMENDMENTS

1.          Amendments to Section 3.04. Effective as of the Effective Time:

(a)          Paragraph 4 of Section 3.04 is deleted in its entirety and replaced with the following:

“4 Opinion of Counsel as to Instruments furnished
Trustee, etc. An Opinion of Counsel that:

(a)      all instruments furnished to the Trustee conform to the requirements of this Indenture and constitute sufficient authority hereunder for it to authenticate and deliver the Bonds then applied for;

(b)      all laws and requirements of this Indenture in respect of the form and execution by the Company of the supplemental indenture, if any such supplemental indenture is required, and the execution and delivery by the Company of the Bonds then applied for have been complied with;

(c)      the Company has corporate power to issue such Bonds and has taken all necessary corporate action for that purpose;

(d)      after giving effect to the issue and delivery of the Bonds then applied for, the total amount of Bonds then to be issued and outstanding thereunder will not make the total amount of indebtedness of the Company, as stated in the accompanying certificate provided for in paragraph 5 of this Section 3.04, exceed the limit of indebtedness of the Company fixed by its stockholders or the amount permitted by law, whichever is less (stating such limit or amount), or that there is no limit of indebtedness of the Company then fixed by its stockholders or by law;

(e)      that Bonds then applied for, when executed by the Company and authenticated and delivered by the Trustee and when issued by the Company, will be the legal, valid and binding obligations of the Company enforceable against the Company (subject to customary assumptions, exceptions, qualifications and limitations) and entitled to the benefits and security of this Indenture equally and ratably (subject to the provisions with respect to extended, pledged and transferred coupons contained in Section 4.02) with all other Bonds theretofore issued and then outstanding hereunder;

(f)       the Indenture  creates in favor of the Trustee a security interest in that portion of the Mortgaged Property in which a security interest can be created by a written security agreement under Article 9 of the Uniform Commercial Code in effect in the State of Delaware (the "Delaware UCC");

(g)      the mortgage lien granted pursuant to the Indenture creates in favor of the Trustee a valid and perfected mortgage lien on the real property described in the Indenture (except that any after acquired property provision contained in the Indenture will not give rise to a perfected lien and subsequently acquired real prope1iy. or interests there in without recordation of an instrument specifically describing such real property and the interests of the Trustee in such real property and subjecting such interest to the lien created under the Indenture);

(h)      all necessary filings have been duly filed in such places as are required under Article 9 of the Delaware UCC in order to perfect the security interest of the Trustee in and to that portion of the Mortgaged Property in which a security interest can be perfected by filing a financing statement;

(i)       the Indenture and all other necessary filings have been duly filed in such places as are required by l aw in order to perfect the mortgage lien of the Trustee on the real property described in the Indenture (except that any after acquired property provision contained in the   Indenture will not give rise to a perfected lien and subsequently acquired real property or interests therein without recordation of an instrument specifically describing such real property and the interests of the Trustee in such real property and subjecting such interests to the lien created under the Indenture); and

(/)       specifying the certificate or other evidence that shows, or cash deposit that will provide for, compliance with the requirements, if any, of any tax or recording or filing law (other than fees for the recording of documents, for which no cash deposit with the Trustee shall be required) applicable to the initial issuance of the Additional Obligations then applied for, or stating that there is no such legal requirement."
(b)	New paragraphs 6 and 7 are added to Section 3.04 as follows: "6.Officer's Certificate.An Officer's Certificate certifying that:

(a)    All conditions precedent if any related to the authentication of the bonds to be issued have been complied with; and

(b)          The Company has good and marketable title in fee simple  to aJI  rea l  estate and fixed property described  in the Indenture, subject to the exceptions and matters r cited therein. With respect to any property acq1..1ired by t11e Company following the most recent issuance of Bonds, the Company procured a title·

Insurance policy insuring title to such property and the Trustee’s interest therein as a first mortgage lien, subject only to Permitted
Encumbrances.

7.       Taxes.    The documents and any cash deposit specified in the Opinion of Counsel provided in the foregoing paragraph 4 of this Section 3.04, which cash deposit, if any, shall be held by the Trustee as part of the Mortgaged Property and applied by the Trustee for the purpose specified therein and, to the extent that such cash deposit ultimately proves to be excessive, returned to the Company upon written request from the Company."

2.          Amendments to Article I of the Indenture.

(a)          Effective as of the Effective Time, each of the following definitions set forth in Article I and Article III, as applicable, of the Indenture is hereby deleted in its entirety:

(i)       "Acquired Plants"; (ii)     "Additions Credit"; (iii)    "Cost";
(iv)     "Cost Basis";

(v)          "Net Amounts of Property Additions"; (vi)          "Net Earnings";
(vii)   "Net Earnings Certificate";

(viii)          "Net Property Additions Certificate"; (ix)          "Property Account";
(x)      "Property Additions";

(xi)          "Retirements; Cost Basis of Retirements"; (xii)          "Retirements Credits"; and
(xiii)  "Used for any purpose of this Indenture."

(b)          Effective as of the Effective Time, the definition of "Fair Value" set forth in Article I of the Indenture is hereby deleted in its entirety and replaced with the following:

"Fair Value:

The term "Fair Value" of any property or securities shall mean the fair value thereof as set forth in the appropriate officers', appraiser's, engineer's or other certificate or resolution."

3.          Amendments to Sectim1 3.06. Effective as of the Effective Time, Section 3.06 of the Indenture is deleted in its entirety and replaced with the following:

"Section 3.06  Issuance of Additional Bonds based on Financial Ratios: From time to time hereafter, the Company, in addition to the Bonds authorized to be issued pursuant to other provisions of this Article III, may execute and deliver to the Trustee, and the Trustee, upon compliance by the Company with the provisions of this  Section  3.06  (including  the  delivery  of  the   documents described in  paragraph (B) below), shall thereupon authenticate and deliver to or upon the written order of the Company, Bonds hereby secured.

(A)     Definitions:

1.      "Funded Indebtedness" shall mean all  bonds, debentures and other evidence of indebtedness of the Company and its subsidiaries, secured or unsecured, for money borrowed but excluding (i) indebtedness maturing on demand or within one year from the date incurred and not renewable or extendable at the option of the debtor, (ii) indebtedness of the Company to any subsidiary and indebtedness of a subsidiary to the Company, and (iii) indebtedness that has been called for redemption and for the payment of which monies have been irrevocably deposited with a trustee. Funded Indebtedness shall be calculated on a consolidated basis, excluding all intercompany items, in accordance with GAAP consistently applied and shall include the portion of bonds, notes or other indebtedness maturing, or required to be redeemed, within one year from the date as of which Funded Indebtedness is being determined, provided that for purposes of computations for this Indenture, capitalized  lease obligations shall be excluded from Funded Indebtedness.

2.        "Interest Coverage Ratio" shall  mean the ratio of: (i) net income (after taxes), plus depreciation expense, income taxes, amortization expense, and Interest Expense, minus non-cash patronage, and non-cash income from subsidiaries and/or joint ventures, plus or minus any non-recurring, non-cash extraordinary loss or gain, during the period; to (ii) all Interest Expense paid or payable in cash during  the period (all as calculated  for the

Company on a consolidated basis, excluding all intercompany
items, in accordance with GAAP consistently applied).

3.        "Interest Expense" shall mean the aggregate annual interest charges on (i) all Bonds outstanding under the Indenture (in the case of Bonds pledged as security for any indebtedness, the amount of annual interest charges on such pledged Bonds is stated as the greater of (A) the amount of the annual interest charges on such indebtedness or (B) the amount of the annual interest charges on such pledged Bonds), (ii) all Bonds then applied for and all Bonds applied for since the last fiscal quarter end, (iii) all indebtedness secured by a lien upon the Mortgaged Property, or any part thereof, prior to the li en of the Indenture (other than Permitted  Encumbrances and Funded Prior Liens   and (iv) the amount of annual interest charges on all indebtedness of the Company's subsidiaries.

4.        "Total  Permanent  Capital"  shall   mean  for  the Company and its subsidiaries: (i) the sum of the par or stated value of all outstanding capital stock of the  Company and all paid-in. premiums thereon· (ii) all surplus  including capital and  earned surplus but not including surplus from any revaluation of tl1e Company s assets after December 31  2015; (iii) the  minority interest (if any) in consolidated   subsidiari es, but not including any earned surplus  of subsidiaries prior to the date of acquisition of such  subsidiaries;  and  (iv) all  Funded  Indebtedness  of  the Company and such subsidiaries.   Total Permanent Capital shall be calculated on a consolidated basis, excluding all intercompany items, and in accordance with GAAP consistently applied.

(B)     Documents Required. Bonds shall be authenticated and delivered by the Trustee under this Section 3.06 only upon receipt by the Trustee of the resolutions, certificates  instruments  and opinions provided in Section 3.04 and also an Officers' Certificate, dated the date on which application is made for the authentication and delivery of Bonds, stating that:

1.       After giving effect to the proposed issuance of the Bonds then applied for, the ratio of Funded Indebtedness to Total Permanent Capital does not exceed 0.6667:1.00000;

2.          For  the  four  full  fiscal  quarters  immediately preceding the date of the proposed issuance of additional Bond but including annualized  Interest Charges for all Bonds then applied for and all Bonds applied for since the last fiscal quarter end (but excluding any Bonds that were applied for but which the application therefor was revoked and/or not accepted by the
Trustee), the pro forma Interest Coverage Ratio exceeded 2.5:1.0;

3.       To the best knowledge and belief of the signers, the Company is not in default in the performance of any of the terms or covenants on its part to be performed under the Indenture; and

4.       To the best knowledge and belief of the signers, since the period covered in the calculation of Interest Coverage Ratio used in paragraph 2 above and until the time of the date on which application is made for the authentication and delivery of the Bond then applied for, there have been no substantive adverse changes with respect to the net income of the Company or its subsidiaries or to any other component of the calculation of Interest Coverage Ratio."

4.          Deletions of Sections 3.07, 3.0and 3.09.  Effective as of the Effective Time, each of Section 3.07, 3.08 and 3.09 are hereby deleted in its entirety.

5.          Amendment to Section 5.02. Effective as of the Effective Time, Section 5.02 of the Indenture is hereby deleted in its entirety and replaced with the following:

"Section 5.02 Notice of Redemption. Unless otherwise indicated for a particular Series by a supplemental indenture, at least 30 days but not more than 60 days before a redemption date, the Company shall mail by first-class mail (with a copy to the Trustee) to each Bondholder a notice of redemption for Bonds that are to be redeemed, at such address as the same shall appear on the books and records of the Company and, if any Bonds in bearer form are outstanding, the Company shall publish on one occasion a notice in an Authorized Newspaper. At the Company's request made with five business days' advance written notice to the Trustee, the Trustee shall give the notice of redemption prepared by and in the Company's name and at the Company's expense."

6.          Amendment to Section 6.03.

(a)      Effective as of the Effective Time, subparagraph 3(iii) of the Certificate of the Company referenced in subparagraph 2 of Section 6.03 is hereby deleted in its entirety and replaced with the following:

"(iii) other property, as described in Exhibit A hereto."

(b)      Effective as of the Effective Time, subparagraph (2) of Subsection 4 of
Section 6.03 is hereby deleted in its entirety and replaced with the following:

"(2)    in case any part of the consideration  received for the property so to be released consists of property (other than Excepted Property), stating

(a)	the Indenture and such other required instruments in
such places as are required by law in order to perfect the mortgage lien of the Trustee on such property, and

(b)      that the Company has corporate power to acquire, own and operate all property included in the consideration for such release;"

7.          Amendment to  Article VI.Effective as of the Effective Time, Article VI is hereby amended by adding new Section 6.11.

"Section 6.11  Release of Property Not in Public Service. Unless and until one or more Events of Default shall occur and be continuing, the Company may, at any time and from time to time, without consent by the Trustee and without any requirement to deposit proceeds with the Trustee under this Indenture, dispose of its property (in addition to the provisions authorizing the disposition and release of property in this Article VI) which is subject to the lien hereof, and the Trustee shall execute or acknowledge such documents as the Company may provide to the Trustee in order to release the same from the lien hereof upon receipt by the Trustee of an Officer's Certificate certifying as to the following:

(a)      The property disposed of is not currently being used to serve customers of the regulated utility business of the Company;

(b)      The consent or approval required by the Delaware Public Service Commission to dispose of such property has been obtained, or a statement that the consent or approval of the Delaware Public Service Commission was not required to dispose of such property; and

(c)      On a pro forma basis, following and taking into account the disposal of such property and any other properties disposed of under this Section 6.11 since the last quarter end:

(i)          The          ratio          of          Funded          Indebtedness          to          Total
Permanent Capital does not exceed 0.6667:1.0000; and

(ii)     For  the  four  full  fiscal  quarters immediately preceding the date of the proposed disposal, the Interest Coverage Ratio exceeded 2.5:1.0."

8.          Amendment to Section 7.02. Effective as of the Effective Time, subparagraph 2 of Section 7.02 is hereby deleted in its entirety and replaced with the following:

"2.  In an amount not exceeding one hundred percent (100%) of the Fair Value of any property acquired by  the Company after January 1, 2017 that (i) to the extent such Property is not Excepted Property, has been subjected to the lien of this Indenture, (ii) to the extent such Property is not Excepted Property, is not subject to any lien prior to, or on a parity with, the lien of this Indenture, and (iii) has  not  otherwise  been  included  in  any  previous  Officers' Certificate provided under this paragraph 2, upon receipt by the Trustee of an Officers' Certificate certifying as to such Fair Value and the items, and only the items, specified in paragraphs 1 and 2 of subparagraph (B) of Section 3.06; provided that the  Trustee shall be entitled to conclusively rely upon such documents notwithstanding that they may contain such additions, omissions and  modifications  as  may   be  necessary  to  make  the  same applicable to the withdrawal of moneys hereunder."

9.          Amendments Regarding Section 3.06. Effective as ofthe Effective Time, each of the following provisions are deleted:

(a)
of Section 6.03;
subparagraph 5 of the Certificate of Company referenced in subsection 2

(b)      subparagraph 1(b) of Section 7.02.

10.          Amendments to Article XII.

(a)          Effective as of the Effective Time, Article XII is hereby amended by adding a new Section 12.19:

"Section 12.19. Additional provisions applicable to the Trustee.

(a)      The Trustee shall not be deemed to have notice of any default or Event of Default unless a  Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event  which is in fact such a default  (and stating  the occurrence of a default or Event of Default) is received by the Trustee at the  Corporate Trust Office of the Trustee, and such notice references the Bonds and this Indenture.

(b)      The Trustee may request that the Company deliver an Officers' Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers' Certificate may be signed by any Person authorized to sign an Officer's Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(c)      The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(d)      Any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture or documents entered into in connection with the issuance of any Bonds shall not be construed as a duty.

(e)      The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(f)      The Trustee shall not be responsible or liable for the environmental condition or any contamination of any Mortgaged Property or for any diminution in value of any such property as a result of any contamination of the Mortgaged Property by any hazardous substance, hazardous material, pollutant or contaminant. The Trustee shall not be liable for any claims by or on behalf of the holders or any other person or entity arising from contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant, and shall have no duty or obligation to assess the environmental condition of any such property or with respect to compliance of any such property under state or federal laws pertaining to the transport, storage, treatment or disposal of, hazardous substances, hazardous materials, pollutants, or contaminants or regulations, permits or licenses issued under such laws.

(g)      The Trustee shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Company, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(h)      The Trustee shall not be obligated to acquire possession of or take any action with respect to any Mortgaged Property, if as a result of such action, the Trustee would be considered to hold title to, to be a "mortgagee in possession of', or to be an "owner" or "operator" of such property within the meaning of the Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended from time to time, unless the Trustee has previously determined, based upon a report prepared by a person who regularly conducts environmental audits, that (i) the such property is in compliance with applicable environmental laws or, if not, that it would be in the best interest ofthe Holders to take such actions as are necessary for such property to comply therewith and (ii) there are not circumstances present at such property relating to the use, management or disposal of any hazardous wastes for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the holders to take such actions with respect to such property. Notwithstanding the foregoing, before taking any such action, the Trustee may require that a satisfactory indemnity bond or environmental  impairment insurance be furnished to it for the payment or reimbursement of all expenses to which it may be put and to protect it against all liability resulting from any claims, judgments, damages, losses, fees, penalties or expenses which may result from such action.

(i)       Upon any request or application by the Company to the Trustee to take any action under this Indenture, if requested by the Trustee, the Company shall furnish to the Trustee:

(I)       An Officers' Certificate of the Company in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth below) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(II)     An Opinion of Counsel (which shall include the statements set forth below) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied;

and in each case, each certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include: (i) a statement that the Person making such certificate or opinion has read such covenant or condition; (ii)

a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement  that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition  has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers' Certificate as to matters of fact); and (iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with."

(b)          Effective as of the Effective Time, Article XII is hereby amended by adding a new Section 12.20.

"Section 12.20.  Notices to Trustee.  For all purposes of this Indenture, the "office  of the Trustee, "principal  office of the Trustee" or such other references to the office of the Trustee shall be amended to refer to the Corporate Trust Office of the Trustee, and all notices to the Trustee provided hereunder shall be delivered to the Trustee at the Corporate Trust Office of the Trustee. "Corporate Trust Office" shall mean an office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be administered, which office is, at the date as of which this Amendment is dated, located at Wilmington Trust Company, 1100 N. Market Street, Wilmington, Delaware 19890, Attention: Artesian Water Company Administrator, or such other address in the United States as the Trustee may designate from time to time by notice to the holders and the Company, or the principal  corporate  trust office  in the United  States of any successor Trustee (or such other address in the United States as such successor Trustee may designate from time to time by notice to the holders and the Company."

11.      Amendment  lo the Remaining Indentures.  Effective  as of the Effective Time, both Sections 2.1 and 2.3 of each of the Sixteenth Supplemental Indenture, the Eighteenth Supplemental Indenture and the Twentieth Supplemental Indenture are hereby deleted in their entirety and replaced with "[RESERVED]."

12.      Conditions Precedent. This Amendment shall not become effective until each of the following conditions is satisfied:

(a)          The Trustee shall have received a counterpart of this Amendment signed by each party hereto, including an executed signature page of the Bondholders; and

(b)      The Trustee  shall  have  received  an  Officers'  Certificate  from   the
Company and an Opinion of Counsel, to the effect that the amendments contemplated hereby are authorized or permitted by the Indenture and that all conditions precedent thereto have been satisfied.

13.     Effectiveness. The parties acknowledge and agree that following satisfaction of the conditions precedent set forth in Section 12 above, the amendments described herein shall become effective (the "Effective Time").

14.     Bondholder Consent. CoBank, ACB, acting in its capacity as a holder of not less than one hundred percent in principal amount of the Series P Bonds, the Series R Bonds, the Series S Bonds and the Series T Bonds issued by Company, and acting pursuant to Section 14.06 of the Indenture, and pursuant to Section 14.10 of the Indenture, hereby acknowledges, consents and agrees to this Amendment.

15.     Ratification of Indenture and Remaining Supplemental Indentures.  Except as specifically amended, modified or supplemented by this Amendment, each of the Indenture and the Remaining Supplemental Indentures is hereby confirmed and ratified in all respects and shall remain in full force and effect. This Amendment shall not constitute a novation of any of the Indenture and the Remaining Supplemental Indentures, but shall constitute an amendment thereof. Each of the parties to the Indenture agrees to be bound by the terms of the obligations of each of the Indenture and the Remaining Supplemental Indentures, as amended by this Amendment, as though the terms and obligations of such Indenture and the Remaining Supplemental Indentures were set forth herein.

16.          General Terms.

(a)     Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

(b)     This Amendment, the Bonds, and the Indenture shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

(c)      Each of the parties hereto hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment, the Indenture or any supplemental indenture thereto, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such courts lack subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action,  or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action, or proceeding in any such court, or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice, or other document by certified or registered mail to the address set forth below shall be effective service of process for any suit, action, or other proceeding brought in any such court.

If to the Company:

Artesian Water Company, Inc.
664 Churchmans Road
Newark, Delaware 19702

If to the Trustee: Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890
Attention: Artesian Water Company Administrator

If to a Holder: at such address set forth in the Register.

(d)      Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Amendment, the Indenture or any supplemental indentures thereto or the transactions contemplated hereby or thereby.

17.       Counterparts; Electronic Signatures.    This Amendment may be executed in counterparts and all such counterparts shall constitute one agreement binding on all the parties, notwithstanding that the parties are not signatories to the same counterpart.

18.      The Trustee is not responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein.

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